Exhibit 21.1

CHINA LENDING CORPORATION

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Adrie Global Holdings Limited	British Virgin Islands

China Feng Hui Financial Holding Group Co., Limited	Hong Kong

Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited	People’s Republic of China

Xinjian Feng Hui Jing Kai Direct Lending Limited	People’s Republic of China

Urumqi Feng Hui Direct Lending Limited (through VIE contracts)	People’s Republic of China